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                                                                       Exhibit I



July 19, 2002



Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor
San Diego, CA  92101


         RE:      Nicholas-Applegate Institutional Funds
                  (File Nos. 811-07384 and 333-71469
                  Pos-Effective Amendment No. 11 and Amendment No. 29 To the Registration Statement on Form N-1A

Ladies and Gentlemen,

         I have acted as fund counsel to Nicholas-Applegate Institutional Funds, a Delaware business trust (the "Trust"), in connection with the filing of Post-Effective Amendment No. 11 and Amendment No. 29 to the Registration Statement of the Trust (the "Amendment").

         I have examined the Amendment as furnished to me by the Trust and such other documents and records as I have deemed necessary for the purposes of this opinion. Based upon this examination, I am of the opinion and hereby represent in accordance with Rule 485(b)(4), that the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to Rule 485(b).

         I hereby consent to the filing of this opinion of counsel as an exhibit to the Trust's Registration Statement.


                                Very truly yours,

                                /s/ Charles H. Field, Jr.

                                Charles H. Field, Jr.